EXHIBIT 7

R E P O R T  O F   C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on March 31, 2022

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	705,614
Securities:	5,933
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	72,971
Premises and fixed asset	25,215
Other real estate owned:	348
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	65,733
Total Assets:	875,814

LIABILITIES	Thousands of Dollars
Deposits	11,764
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	75,637
Total Liabilities	87,401

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	526,042
Retained Earnings	261,498
Accumulated other comprehensive income	(127)
Total Equity Capital	788,413
Total Liabilities and Equity Capital	875,814